Exhibit 23.1

CONSENT OF ERNST & YOUNG LLP, INDEPENDENT

REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” in this Registration Statement (Form S-3) and related Prospectus of Mirati Therapeutics, Inc. for the registration of common stock, preferred stock and warrants and to the incorporation by reference therein of our report dated March 11, 2015, with respect to the consolidated financial statements of Mirati Therapeutics, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2014, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

San Diego, California
November 6, 2015